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                                                                   EXHIBIT 10.26


                             CONSULTING AGREEMENT

    Consulting Agreement, made and entered into as of the 6th day of January, 1999, by and between FinancialWeb.com, Inc., a Nevada corporation with its principal place of business at 201 Park Place, Altamonte Springs, Florida, 32701 ("FWEB"), and Glenn B. Laken, an individual residing in the State of Illinois ("LAKEN").

    WHEREAS, LAKEN is willing and has provided consulting services for and on behalf of FWEB in connection with the items as described in paragraph 1 hereto; and

    WHEREAS, FWEB wishes to retain the services of LAKEN, all upon the terms and conditions herein contained.

    NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions set forth below, LAKEN and FWEB agree as follows:

    1. Retainer. FWEB hereby retain LAKEN, and LAKEN heeby agrees to devote such time as is necessary, in connection with the following:

         a)  Identifying and negotiating merger and acquisitions

         b)  assist in identifying capital and lending sources

         c)  assist in product development on an on-going basis

    2. Work Product. Subject to availability, FWEB agree to provide LAKEN with the following information:

         a)  Financial statements, projections of sales and earnings;

         b)  a detailed project planner

         c)  press information

    It is agreed that all information and materials provided to LAKEN shall be the sole and exclusive property of FWEB. All copyright and title to said work shall be the property of FWEB free and clear of all claims thereto by LAKEN, and LAKEN shall retain no claim of authorship therein. LAKEN hereby agrees that all information and materials so provided shall be held in confidence and used solely for the purposes of this Agreement.

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    FWEB acknowledge and agree that specified segments of information received from LAKEN under this Agreement are the exclusive proprietary information and property of LAKEN, and the same shall not be divulged, published or distributed in any manner or form to any third party without the express right or written consent of LAKEN. This provision shall survive the termination of this Agreement, and may be enforced by LAKEN by any available remedy, including, without limitation, specific injunctive relief.

    FWEB shall keep confidential for a minimum of two (2) years, the organizations, groups, entities and individuals introduced and/or solicited by LAKEN on behalf of FWEB pursuant to this Agreement ("Referred Parties") unless FWEB can establish that a business relationship with the Referred Parties had existed prior to entering into this Agreement. FWEB will not disclose their identities to anyone other than on a supplemental filing basis to, and only if required, by the US Securities and Exchange Commission (the "SEC"), unless other disclosure is required by the SEC, and will not enter into any contract of any kind, on this or subsequent transactions with any of the Referred Parties without the knowledge and prior written consent of LAKEN.

    3. Compensation. In consideration for the services to be provided to FWEB by LAKEN, FWEB hereby agree to compensate LAKEN by issuing to LAKEN the rights in the form of a Stock Purchase Warrant to purchase an aggregate of One Million (1,000,000) fully paid and non-assessable shares of the $.001 par value Common Stock of FWEB exercisable at any time prior to 5:00 PM Florida Time on January 5, 2004, at the principal office of FWEB, on payment of $4.00 per share so purchased and subject to certain terms and condition as defined in the Stock Purchase Warrant attached hereto and made a formal part of this Agreement.

    4. Term. The term of this agreement shall commence on the date thereof and shall continue for a period ending on the first to occur of the following:

         a)  The expiration of sixty (60) months from the date hereof; or

         b) The date on which this Agreement is terminated by operation of law or judicial decree.

    5.   Miscellaneous Provisions.

         a) Governing Law. This Agreement is governed by the laws of the State of Florida.

         b) Entire Agreement. This Agreement constitutes the entire agreement between the parties regarding the provision of the consulting services by LAKEN and the payment of compensation, both cash and securities, by FWEB and supersedes all prior negotiations, understandings and agreements between the parties.

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         c) Notices. All notices, demands or requests required or authorized hereunder shall be deemed sufficiently given if in writing and sent by registered or certified mail, return receipt requested and postage prepaid, to:

                To FWEB:      201 Park Place
                              Altamonte Springs, FL 32701

                To LAKEN:     30 South Wacker
                              Chicago, IL 60606

         d) Arbitration. Any dispute under the Agreement shall be resolved by arbitration pursuant to the rules of the American Arbitration Association within the city of Altamonte Springs.

         e) Survival of Rights. Except as expressly provided in this Agreement, this Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and assigns.

         f) Validity. Each article, paragraph, term or provision of this Agreement will be considered severable, and if, for any reason any article, paragraph, term or provision is determined to be invalid or contrary to any existing or future law or regulation, such will not impair the operation or effect of the remaining portions of this Agreement.

    IN WITNESS WHEREOF, the undersigned hereby executed this agreement as of the date indicated above.

                                FinancialWeb.com, Inc.

                                /s/ Kevin A. Lichtman

Glenn B. Laken                  By:  Kevin A. Lichtman
                                Its: President

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